Exhibit 10.12

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of this 27th day of June, 2003, among HouseValues, Inc., a Washington corporation (“Buyer”), David and Suzanne Huey (the “Shareholders”), and Soar Solutions, Inc., an Illinois corporation (the “Company”).

RECITALS

The Shareholders own all of the presently outstanding shares of capital stock of the Company (the “Shares”) and desire and intend to sell the Shares to Buyer at the price and on the terms and subject to the conditions set forth below.

The Buyer desires and intends to acquire the Shares from the Shareholders at the price and on the terms and subject to the conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and conditions set forth herein, the parties agree as follows:

1.	Purchase and Sale of Shares

Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 3 of this Agreement), the Shareholders shall sell, convey, transfer, and assign, upon the terms and conditions hereinafter set forth, to Buyer, free and clear of all liens, pledges, claims, and encumbrances of every kind, nature and description, and Buyer shall purchase and accept from the Shareholders the Shares, which comprise all of the outstanding capital stock of the Company. Notwithstanding the foregoing or any other provision of this Agreement, the Shareholders shall retain and shall indemnify the Buyer against any and all losses, claims, settlements, judgments or other liabilities arising out of Professional Image’s lawsuit against the Company in the Circuit Court of Cook County Illinois.

2.	Purchase Price

Buyer shall purchase the Shares for aggregate consideration (the “Purchase Price”) as follows:

(a) At the Closing, the Buyer shall pay to the Shareholders the sum of nine hundred eighty five thousand dollars ($985,000) by wire transfer of immediately available funds to such bank account of the Shareholders as the Shareholders shall designate in writing prior to the Closing.

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(b) On October 1, 2003, the Buyer shall issue to the Shareholders two hundred thousand (200,000) shares of Buyer’s common stock (the “Common Stock”), which shall be restricted stock. Such stock shall be subject to vesting as provided in Exhibit A attached hereto.

(c) On September 30, 2003, the Buyer shall deliver to Comerica, Inc. (the “Escrow Agent”) the sum of five hundred thousand dollars ($500,000) (the “Escrow Amount”). The Escrow Amount shall be held by the Escrow Agent and distributed pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit B, to be entered into by the Buyer, the Shareholders and the Escrow Agent at or prior to the Closing, and shall be subject to set off, in accordance with Section 13.5 hereof, in the event that the Company or the Shareholders breach the representations and warranties contained in Section 5 of this Agreement.

(d) After Closing, the Shareholders shall be entitled to receive up to five percent (5%) of all gross customer receipts less credit card and transaction expenses, discounts, returns, and bad debt expenses (“Net Revenue”) from products or services that present listing information procured from permitted, active data feeds from all Multiple Listing Service (“MLS”) partners (“MLS Relationships”) listed or described on the MLS Scorecard provided in Exhibit C attached hereto, as its core value proposition, regardless of whether such Net Revenue is generated from an existing MLS Relationship, an existing relationship of the Buyer or a new relationship, including revenue from the Buyer’s buyer leads service, sale of the Company’s eMLS tool, websites sold to real estate agents or brokers that display listing data primarily obtained from the Company’s MLS Relationships, newsletters that present local home sale and listing information, so long as such data is procured from the Company’s MLS Relationships, and any other products that are largely based on the Company’s MLS Relationships, but excluding from the Buyer’s current products and services (which Buyer’s current products and services include, but are not limited to, seller leads service, Summit Club, HouseValues Store, Premier Coaching Services, seminars and conventions, and training services), and excluding from all other products and services which are not dependent on the Company’s MLS Relationships (“Revenue Sharing Payments”). Such Revenue Sharing Payments shall be payable quarterly for ten (10) consecutive fiscal quarters following the Closing Date, beginning with the quarter ended December 31, 2003. Each quarterly Revenue Sharing Payment shall be calculated as provided in Exhibit C hereto, and shall be subject to set off, in accordance with Section 13.5 hereof, in the event that the Company or the Shareholders breach the representations and warranties contained in Section 5 of this Agreement. For purposes of this paragraph, “permitted” shall mean (i) allowed pursuant to the terms of a written contract or (ii) allowed pursuant to usage where no written contract is required, and “active” shall mean capable of being accessed, regardless of whether such data feed was actually accessed

3.	Excluded Assets

The Shareholders shall retain all right title and interest in the following assets (the “Excluded Assets”):

(a) the 2002 Mercedes Benz C32

(b) the phone system currently in use by the Company, provided, however, that the Company shall be permitted to use such system, rent-free, so long as the Buyer operates the Company occupies the office space located at 1700 Park Street, Naperville, Illinois.

4.	Closing

The consummation of the purchase and sale of the Shares contemplated herein (the “Closing”) shall take place at the offices of Perkins Coie, LLP, 1201 Third Avenue, Suite 4800, Seattle, WA, at 10:00 a.m. on June 27, 2003, or at such other time and place as the Buyer, the Shareholders and the Company agree upon orally or in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date”.

5.	Representations and Warranties of the Company and the Shareholders

The Company and the Shareholders, jointly and severally, represent and warrant to the Buyer as of the date hereof (which representations and warranties shall survive the Closing as provided in Section 13.1 of this Agreement) as follows:

5.1	Shareholder Matters

5.1.1	Good Title

The Shareholders own one thousand (1,000) shares of the Company’s common stock, no par value, (the “Common Stock”), which represents all of the issued and outstanding capital stock of the Company. Such Shares are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase, and upon the consummation of the sale of such Shares as contemplated hereby, the Buyer will have good title to such Shares, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

5.1.2	Authority

The Shareholders have all requisite power, right and authority to enter into this Agreement and the documents contemplated hereby (the “Transaction Documents”) to which they are a party, to consummate the transactions contemplated hereby and thereby, and to sell and transfer the Shares without the consent or approval of any other person, corporation, partnership, joint venture, organization, other entity or governmental or regulatory authority (“Person”). The Shareholders have taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents.

5.1.3	Enforceability

This Agreement has been, and the other Transaction Documents to which the Shareholders are a party on the Closing Date will be, duly executed and delivered by the Shareholders, and this Agreement is, and each of the other Transaction Documents to which they are a party on the Closing will be, the legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with their terms.

5.1.4	No Approvals or Notices Required; No Conflicts

Except as provided on Schedule 5.1.4, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Shareholders, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law, judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Shareholders, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, or (d) result in the creation of any lien or encumbrance upon the assets of the Shareholders, or upon the Shares or other securities of the Company.

5.1.5	Securities Law Representations and Warranties

The Shareholders have been advised that the Common Stock is not registered under the Securities Act of 1933 (the “Act”), or applicable state securities laws, but is being issued pursuant to exemptions from such laws, and that the Buyer’s reliance upon such exemptions is predicated in part on the Shareholders’ representations contained herein. The Shareholders acknowledge that the Buyer is relying in part upon the Shareholders’ representations and warranties contained herein for the purpose of qualifying the issuance of the Securities for applicable exemptions from registration or qualification pursuant to federal or state securities laws, rules and regulations.

(a)	Acquired Entirely for Own Account

The Common Stock will be acquired for the Shareholders’ own account, not as a nominee or agent, and not with a view to distributing all or any part thereof. The Shareholders have no present intention of selling, granting any participation in or otherwise distributing any of the Common Stock in a manner contrary to the Act or any applicable state securities law. The Shareholders do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the Common Stock.

(b)	Due Diligence

The Shareholders have been solely responsible for their own due diligence investigation of the Buyer and its business, and their analysis of the merits and risks of the investment made pursuant to this Agreement, and are not relying on anyone else’s analysis or investigation of the Buyer, its business or the merits and risks of the Common Stock other than professional advisors employed specifically by the Shareholders to assist the Shareholders.

(c)	Access to Information

The Shareholders believe they have been given access to full and complete information regarding the Buyer, including, in particular, the current financial condition and lack of tangible assets of the Buyer and the risks associated therewith, and has utilized such access to their satisfaction for the purpose of obtaining information about the Buyer; particularly, the Shareholders have either attended or been given reasonable opportunity to attend a meeting with the senior executives of the Buyer, for the purpose of asking questions of, and receiving answers from, such persons concerning the terms and conditions of the issuance of the Common Stock and to obtain any additional information, to the extent reasonably available, necessary to verify the accuracy of information provided to the Shareholders about the Buyer. No such investigation, however, shall qualify in any respect the representations and warranties of the Buyer in this Agreement.

(d)	Sophistication

The Shareholders, either alone or with the assistance of their professional advisor, are sophisticated investors, are able to fend for themselves in the transactions contemplated by this Agreement, and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment in the Common Stock.

(e)	Suitability

The investment in the Common Stock is suitable for the Shareholders based upon their investment objectives and financial needs, and the Shareholders have adequate net worth and means for providing for their current financial needs and contingencies and have no need for liquidity of investment with respect to the Common Stock. The Shareholders’ overall commitment to investments that are illiquid or not readily marketable is not disproportionate to their net worth, and investment in the Common Stock will not cause such overall commitment to become excessive.

(f)	Professional Advice

The Shareholders have obtained, to the extent they deem necessary, their own professional advice with respect to the risks inherent in the investment in the Common Stock, the condition of the Buyer and the suitability of the investment in the Common Stock in light of the Shareholders’ financial condition and investment needs.

(g)	Ability to Bear Risk

The Shareholders are in a financial position to purchase and hold the Common Stock and are able to bear the economic risk and withstand a complete loss of their investment in the Common Stock.

(h)	Restricted Securities

The Shareholders realize that (a) the Common Stock has not been registered under the Act, is characterized under the Act as “restricted securities” and, therefore, cannot be sold or transferred unless subsequently registered under the Act or an exemption from such registration is available, and (b) there is presently no public market for the Common Stock and the Shareholders would most likely not be able to liquidate their investment in the event of an emergency or to pledge the Common Stock as collateral security for loans. The Shareholders’ financial condition is such that it is unlikely that the Shareholders would need to dispose of any of the Common Stock in the foreseeable future. In this connection, the Shareholders represent that they are familiar with Rule 144 of the Securities and Exchange Commission (the “SEC”), as presently in effect, and understand the resale limitations imposed thereby and by the Act.

5.2	Company Organization, Good Standing; Corporate Authority; Enforceability

5.2.1	Organization, Good Standing, etc.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company is duly qualified to do business and is in good standing in the states where qualification is required due to (a) the Company’s ownership or lease of real or personal property for use in the operation of the Company’s business or (b) the nature of the business conducted by the Company. The Company has not at any time owned nor leased any real or personal property, or had any business, operations, obligations or liabilities under any assumed or fictitious names. The Company has all requisite power, right and authority to own, operate and lease its properties and assets, and to carry on its business as now conducted.

5.2.2	Corporate Authority

The Company has full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the Transaction Documents to which the Company is a party, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

5.3	Capitalization

(a) The authorized capital stock of the Company consists of ten thousand (10,000) shares of common stock, without par value (the “Common Stock”).

(b) The issued and outstanding capital stock of the Company consists and as of the Closing will consist solely of one thousand (1,000) shares of Common Stock, all of which are, and as of the Closing Date will be, held of record by the Shareholders. All shares of Common Stock, that are issued and outstanding are, and as of the Closing Date will be, duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal, state and foreign securities laws. Except for the Shareholders, no Person holds any interest in any Shares.

(c) Except for the Company’s outstanding obligation to issue a warrant for fifty thousand (50,000) shares of its common stock upon the Company’s initial public offering of such common stock pursuant to that certain MLS Data License and Operating Agreement between the Company and Orange County Multiple Listing Service, doing business as Southern California Multiple Listing Service (the “Southern California MLS Warrant”), there are no outstanding rights of first refusal, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company of the Shares or other securities of the Company.

(d) The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company.

5.4	Subsidiaries and Affiliates

The Company does not have, and has never had, any Subsidiaries. The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

5.5	No Conflict

Except as provided on Schedule 5.5, the execution, delivery and performance of this Agreement and/or the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby will not: (a) violate, conflict with, or result in any breach of, or constitute a default under, any provision of the Company’s articles of incorporation or by-laws; (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any contract or judgment to which the Company is a party or by which it is bound or which relates to the Company’s business or assets; (c) result in the creation of any encumbrance, security interest, mortgage, lien, charge, option, license, adverse claim or restriction of any kind on any of the assets of the Company or upon any Shares or other securities of the Company; (d) violate any applicable law, statute, rule, ordinance or regulation of any governmental body; (e) give any party with rights under any contract, judgment or other restriction to which the Company is a party or by which it is bound, the right to terminate, modify or accelerate any rights, obligations or performance under such contract, judgment or restriction; (f) result in the creation of any lien or encumbrance upon the assets of the Company, or upon any Shares or other securities of the Company; or (g) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of the Company.

5.6	Consents and Approvals

Except as set forth in Schedule 5.6, (a) no consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required for the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party or for the consummation by the Company of the transactions contemplated hereby and thereby and (b) no consent, approval or authorization of any third party is required for the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby.

5.7	Financial Statements

The Company has provided to the Buyer an unaudited balance sheet, dated May 31, 2003 an unuadited operating statement for the one (1) and five (5)-month periods ended May 31, 2003 and an unaudited statement of cash flows for the five (5)-month period ended May 31, 2003 (collectively, the “Financial Statements”). The Financial Statements were prepared from the books and records kept by the Company and fairly present the financial position, results of operations and changes in financial position of the Company, as of their respective dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied. The Company has no liabilities or obligations of any nature

(absolute, accrued or contingent) that are not fully reflected or reserved against in the balance sheet dated May 31, 2003 (the “Most Recent Balance Sheet”), as prescribed by generally accepted accounting principles, except liabilities or obligations incurred since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practice. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person.

5.8	Absence of Undisclosed Liabilities

The Company has no liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, except for liabilities (a) reflected or reserved against in the Most Recent Balance Sheet or (b) incurred in the ordinary course of business after the date of the Most Recent Balance Sheet and not material in amount, either individually or in the aggregate. The Company has not entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (i) interfered with the normal and usual operations of the business or business prospects of the Company or (ii) resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Company.

5.9	Taxes

(a) The Company has timely filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are correct and complete in all respects. The Company has paid all taxes and other assessments due. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Most Recent Balance Sheet, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business. The Company has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, and the Most Recent Balance Sheet reflects, adequate reserves for payment of all taxes, assessments and government changes that have accrued and have not been paid and are incurred in or attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date. The Company has timely made all deposits required by law to be made with respect to employees’ withholding and other employment taxes. For purposes of this Agreement, the term “taxes” means all taxes, duties, charges, fees, levies, or other assessments imposed by any governmental body including income, gross receipts, value-added, excise, unemployment compensation, withholding, social security, personal property, privilege, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, intangibles, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated, and franchise taxes

(including any interest, penalties, or additions attributable to or imposed on or with respect to any such taxes, duties, charges, fees, levies or other assessments). For purposes of this Agreement, the term “tax return” means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) The Company has made a valid election, in 1994, for the Company to be treated as an “S” corporation within the meaning of Section 1361(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and any comparable provision of state or local law. For federal and applicable state and local income tax purposes, the Company has properly qualified as an “S” corporation since the effective date of such election through the date of this Agreement, and will properly qualify as an “S” corporation through and until the Closing Date in all jurisdictions in which it is subject to taxation. The Company has never been subject to income tax as a “C” corporation within the meaning of Section 1361(a) of the Code or any comparable provision of state or local law.

5.10	Title to Property; Encumbrances

(a) The Company has good and marketable title to all of its properties and assets free and clear of any payment obligation to any third party or any other lien or encumbrance .

(b) The Company does not own any real property.

(c) With respect to properties and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of all liens, claims or encumbrances. The Company is not in default under any lease nor does the Company have knowledge of any event which, after notice or the passage of time or both, will or may constitute a default under any lease.

5.11	Environmental and Safety Matters

The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety.

5.12	Contracts

Schedule 5.12 contains a complete and accurate list of all contracts, agreements, arrangements and understandings oral or written, to which the Company is a party or by which the Company is bound, including, without limitation, all security agreements, intellectual property licenses and other license agreements, credit agreements, instruments relating to the borrowing of money, leases, rental agreements, purchase orders, sales orders and sale and distribution agreements (“Contracts”). The Contracts are valid, binding and enforceable in accordance with their terms against each party thereto and are in full force and effect; the Company has performed all obligations imposed on it thereunder. There are not, under any of the Contracts, any defaults or events of default on the part of the Company or, to the Company’s knowledge, any other party thereto. True and complete copies of each Contract have been delivered to Buyer. Except for the Consent described in Section 9.2 hereof, no consent is required from any Person under any of the Contracts in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice, nor is the Company otherwise aware, that any party to any such contract intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder.

5.13	Claims and Legal Proceedings

Except for Professional Image’s lawsuit against the Company in the Circuit Court of Cook County Illinois, there are no claims pending or, to the Company’s knowledge, threatened against the Company, before or by any governmental body or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party.

5.14	Labor Matters

There are no disputes, material employee grievances or material disciplinary actions pending or, to the Company’s knowledge, threatened between the Company and any employees of the Company (collectively, the “Employees”). The Company has complied in all respects with all provisions of all laws relating to the employment of labor and has no liability for any arrears of wages or taxes or penalties for failure to comply with any such laws. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any Employees.

5.15	Patents, Trademarks and Intellectual Property

(a) The Company has sufficient title and ownership of all patents, trade names, trademarks, service marks, copyrights, net names, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted without any conflict with or infringement of the rights of others (the “Intellectual Property”). Schedule 5.15 is an accurate and complete list of all such registered Intellectual Property and applications for any of the foregoing, reflecting dates of filing or dates of issuance, if applicable.

(b) None of the Intellectual Property or the Company’s rights thereto are being infringed or otherwise violated by any person or entity.

(c) The use of the Intellectual Property by the Company in the operation of its business as now conducted or as proposed to be conducted does not infringe or otherwise violate any rights of any person or entity, and there is no pending or threatened claim, demand, cause of action, suit or proceeding, hearing or investigation (each a “Claim”) alleging any such infringement or violation. In addition, there is no pending or threatened claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or the Company’s rights, with respect to any of the Intellectual Property and there is no basis for any such Claim. Furthermore, there is no other Claim made by any person or entity pertaining to the Intellectual Property. None of the Intellectual Property is subject to any judgement, order, award, writ, injunction or decree of any governmental body or arbitrator.

5.16	Licenses, Permits, Authorizations, etc.

The Company has received all governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (“Permits”) related to the operation of the Company’s business. Schedule 5.16 contains a list of all Permits with expiration dates, if any. The Company is in compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or threatened, the object of which is to revoke, limit or otherwise affect any Permit. The Company has not received any notifications of any asserted failure to obtain any Permit.

5.17	Related Party Transactions

Schedule 5.17 is a complete and accurate list of all contracts or agreements, oral or written, between the Company and the Company’s directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives and distributors or dealers. No employee, officer, director or shareholder of the Company or member of his or her immediate family (together, “Related Parties”) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to the Related Parties in the aggregate in excess of $1,000. No employee, officer or director of the Company has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that (i) the Shareholders own all outstanding shares of Digital Realty, an Illinois corporation, which utilizes the Company’s products and (ii) employees, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company.

5.18	Corporate Books and Records

The Company has furnished to Buyer true and complete copies of (a) the articles of incorporation and bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company’s shareholders, Board of Directors and any committees thereof since the Company’s inception, and such minutes accurately reflect the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

5.19	Compliance With Laws

The Company is and has been in compliance with all laws, statutes, rules, ordinances and regulations promulgated by any governmental body and all judgments applicable to the operation of its business, to its employees or to its property. The Company has not received notice of any alleged violation (whether past or present and whether remedied or not), nor is the Company aware of any basis for any claim of any such violation, of any such law, statute, rule, ordinance, regulation or judgment.

5.20	Insurance

Schedule 5.20 is a complete list of all insurance policies maintained by the Company. The Company has maintained insurance protection in such coverage amounts and deductibles and against all liabilities, claims and risks against which it is customary for corporations engaged in the Company’s industry or a similar business similarly situated to insure.

5.21	Employee Plans

(a)    Schedule 5.21 contains a complete and accurate list of all employee benefit plans, funds, policies, programs, contracts, arrangements or practices of any kind (including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any employment, consulting or personal services contracts (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability (each, an “Employee Benefit Plan”). There has been no amendment, interpretation or other announcement (written or oral) by the Company, any corporation, partnership, limited liability company, sole proprietorship, trade, business or other entity or organization that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or any other person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Neither the Company nor any ERISA Affiliate has any agreement, arrangement, commitment or obligation to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)    Each Employee Benefit Plan is, and at all times since inception has been, established, maintained, administered, operated and funded in all respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code. The Company, all ERISA Affiliates and all other persons (including, without limitation, all fiduciaries) have, at all times, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations. Neither the Company nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which the Company, any ERISA Affiliate or the Buyer could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to any Employee Benefit Plan. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from tax under Section 501(a) of the Code. Nothing has occurred or is reasonably expected by the Company or any ERISA Affiliate to occur that could adversely affect the qualified status of such Employee Benefit Plan or the tax-exempt status of its related trust. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Most Recent Balance Sheet.

(c)    Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA, or (iii) an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

5.22	Full Disclosure

No information furnished by or on behalf of the Company to Buyer or its representatives in connection with this Agreement or the transactions contemplated by this Agreement is false or misleading. In connection with such information and with this Agreement and the transactions contemplated hereby, the Company has not made any untrue statement of financial or material fact or omitted to state a fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made or delivered, not misleading.

5.23	Customers and Suppliers

There is no indication that any customer or supplier of the Company intends to terminate or modify its relationship with the Company, or that the consummation of the transactions contemplated by this Agreement and the Transaction Documents will adversely affect the post-Closing relationship of the Buyer with any of the Company’s customers or suppliers.

5.24	No Broker

No broker, finder or other financial consultant has acted on behalf of the Company or the Shareholders in connection with this Agreement. The Shareholders shall indemnify and hold Buyer harmless from any brokers, finders or other consultants fees or commissions incurred or accrued in connection with this Agreement or the transactions contemplated by this Agreement by the Company or the Shareholders.

6.	Representations and Warranties of Buyer

The Buyer represents and warrants to the Company and the Shareholders as follows:

6.1	Organization, Good Standing, etc.

The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. Buyer has all requisite power and authority to own, operate and lease its assets and to carry on its business as it is now conducted.

6.2	Authority

The Buyer has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and Transaction Documents to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized. This Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, and the Transaction Documents to which the Buyer is a party, when executed and delivered by the Buyer, will constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

6.3	No Conflict

The execution, delivery and performance of this Agreement and/or the Transaction Documents by the Buyer and the consummation of the transactions contemplated hereby or thereby by the Buyer will not (a) violate, conflict with, or result in any breach of, any provision of the Buyer’s articles of incorporation or bylaws; (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract or judgment to which the Buyer is a party or by which it is bound or (c) violate any applicable law, statute, rule, ordinance or regulation of any governmental body.

7.	Conditions Precedent to Buyer’s Obligations

The Buyer’s obligations under this Agreement are subject to the satisfaction of each of the following conditions, each of which is material, for the sole benefit of the Buyer and may be waived only in writing by the Buyer:

7.1	Representations and Warranties

The representations of the Company and the Shareholders contained in Section 5 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

7.2	Performance of Agreements

The Company and the Shareholders shall have duly performed and complied with all covenants and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with by them on or before the Closing Date.

7.3	Officer’s Certificate

The Buyer shall have received a certificate of an officer of the Company, in a form reasonably acceptable to Buyer, dated the Closing Date, certifying that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.6, 7.7, 7.9, 7.11, 7.12, 7.13, and 7.15 have been fulfilled.

7.4	Shareholder’s Certificate

The Buyer shall have received a certificate of the Shareholders, in a form reasonably acceptable to the Buyer, dated the Closing Date, certifying that the conditions set forth in Sections 7.1, 7.2, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13 and 7.15 have been fulfilled.

7.5	Evidence of Shareholders’ Assumption of Liabilities

The Buyer shall have received evidence reasonably satisfactory to the Buyer, certifying that all liabilities associated with the 2002 Mercedes Benz C32 have been assumed by the Shareholders.

7.6	Approvals

All transfers of Permits and all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company shall have been obtained, and all waiting periods specified by law with respect thereto shall have passed. All such transfers and approvals shall be reasonably satisfactory in all respects to the Buyer.

7.7	Resignation

The Buyer shall have received the Shareholder’s resignation, as the sole officer and director of the Company, effective as of the Closing.

7.8	Delivery of Certificates

The Shareholders shall have delivered to the Buyer certificates representing the Shares, duly endorsed for transfer on the Company’s books.

7.9	Escrow Agreement

The Escrow Agent and the Shareholders shall have executed and delivered the Escrow Agreement.

7.10	Employment of David Huey and Denis Sharkey

David Huey and Denis Sharkey shall have agreed to employment with the Buyer on the terms outlined in the offer letters attached hereto as Exhibits D-1 and D-2.

7.11	Payment of Liabilities

Prior to the Closing Date, the Shareholders shall cause all liabilities of the Company to be satisfied, including but not limited to those liabilities arising under any employment agreements with employees of the Company, which were executed prior to the Closing Date, and shall indemnify, hold harmless and release the Company from such liabilities, except those liabilities listed on Schedule 7.11 attached hereto (the “Permitted Liabilities”) and those liabilities which shall be released after the Closing Date pursuant to Section 9.3 hereof.

7.12	Bank Accounts

Authority to act on behalf of the Company shall be transferred solely to Ian Morris, Chief Executive Officer of the Buyer, in connection with all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts.

7.13	Termination of Options and Warrants

Except for the Company’s obligation to issue the Southern California MLS Warrant (as described in Section 5.3(c) hereof), all options, warrants and other contractual rights to purchase capital stock of the Company shall have expired or been terminated.

7.14	Due Diligence

The results of the Buyer’s due diligence investigation of the Company and the Shareholders as it relates to the Shares shall be satisfactory in all respects to the Buyer.

7.15	No Adverse Changes

From the date of this Agreement to the Closing Date, there shall not have been any material adverse change in (a) the business, operations, assets, liabilities, earnings, condition (financial or otherwise) or prospects of the Company or (b) with respect to the Shareholders and the Shares, and no material adverse change shall have occurred (or be threatened) in any domestic or foreign laws affecting the Company or in any third party contractual or other business relationships of the Company.

8.	Conditions to the Company’s and Shareholders’ Obligations

The Company’s and Shareholders’ obligations under this Agreement are subject to the satisfaction of the following conditions:

8.1	Representations and Warranties

The representations of the Buyer contained in Section 6 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

8.2	Performance of Agreements

Buyer shall have duly performed and complied with all covenants and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with by it on or before the Closing Date.

8.3	Escrow Agreement

The Escrow Agent and the Buyer shall have executed and delivered the Escrow Agreement.

9.	Covenants

9.1	Conduct of Business

From the date of this Agreement through the Closing Date, the Company shall conduct its business in the ordinary course consistent with the Company’s past practice and shall not engage in any extraordinary transaction without the Buyer’s prior written Consent. Without limiting the foregoing, the Company shall not, without the Buyer’s prior written consent,

(a) dispose of any assets except in the ordinary course of business;

(b) increase the annual level of compensation of any person, materially increase the annual level of compensation of any other employee or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant;

(c) increase, terminate, amend or otherwise modify any plan for the benefit of employees;

(d) issue any equity securities or options, warrants, rights or convertible securities;

(e) pay any dividends, redeem any securities or otherwise cause assets of the Company to be distributed to any of its shareholders except by way of regular compensation;

(f) borrow any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of the Company’s business in a manner, and in amounts, in keeping with historical practices; or

(g) forgive or cancel any indebtedness or waive any claims or rights of material value (including, without limitation, any indebtedness owing by any shareholder, officer, director, employee or affiliate of the Company).

9.2	Consents

The Shareholders shall use their best efforts to obtain the consents required pursuant to Section 11.2 of that certain Data Access Agreement among REALTORS® Multiple Listing and Information Services, Inc., Re/Max All Star Realty and the Company, dated June 18, 2002, within sixty (60) days of the Closing Date.

9.3	Release

The Shareholders shall execute and deliver to the Buyer the following:

(a) a release of the Company’s liabilities and obligations under that certain Commercial Lease Agreement between the Shareholders, as landlord, and the Company, dated January 1, 2001, effective on the earlier of (i) three (3) months after the Company vacates the office space located at 1700 Park Street, Naperville, Illinois as confirmed by written notice from the Buyer or (ii) the date that the Shareholders execute a lease with another tenant for the same space. Such release shall be in form reasonably satisfactory to the Buyer; and

(b) a release of the Company’s liabilities and obligations under that certain Master Lease Agreement by and between Steelcase Financial Services, Inc. and the Company, dated October 15, 2002

9.4	Use of Company Products

The Company shall allow Digital Realty to use Soar eMLS, MLS, SoarNET and non-exclusive, non-leads based successor products at no cost for a period of three years, so long as such products are not discontinued during such period. Such use shall be limited to use by a maximum of fifty (50) Digital Realty employees and contractors.

9.5	Further Action

Upon the terms and subject to the conditions hereof, each of the parties shall (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the transactions contemplated hereby and shall cooperate with the Buyer with respect to such filings and submissions and (b) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the closing of the sale of the Shares to the Buyer. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its best efforts to take all such action. None of the Buyer, the Company or the Shareholders will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

9.6	Payment of Interest

On each Disbursement Date (as defined in the Escrow Agreement attached hereto as Exhibit B), the Buyer shall pay the Shareholders an amount equal to the difference between the interest accrued on the Escrow Amount being delivered to the Shareholders as a result of investments made pursuant to Section 3(i) of the Escrow Agreement and the interest that would have accrued if such interest were to accrue at a rate of ten percent (10%) per annum.

10.	Taxes

(a) The Shareholders shall be responsible for the payment of all transfer, sales and use and documentary taxes, filing and recording fees and similar charges that may be payable in connection with the transactions contemplated by this Agreement.

(b) Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all tax returns of the Company for all periods ending on or prior to the Closing Date (which are filed after the Closing Date) and for all periods that began before the Closing Date and end after the Closing Date.

(c) The Shareholders agree that they will join with the Buyer and the Company to timely make the election provided for under Section 338(h)(10) of the Code in connection with the consummation of the transactions contemplated hereby (the “Section 338(h)(10) Election”). The Shareholders will include any income, gain, loss, or deduction resulting from the Section 338(h)(10) Election on their tax returns to the extent required by applicable law. The Purchase Price, liabilities of the Company and other relevant items shall be allocated in accordance with the allocation set forth on a schedule which shall be prepared by the Buyer and provided to the Shareholders within 90 days following the Closing Date. The Buyer agrees to compensate the Shareholders for any incremental tax liability payable by the Shareholders resulting from the Section 338(h)(10) election.

11.	Transaction Costs

Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including but not limited to attorneys’ and accountants’ fees and expenses; except that in no event shall any of such costs or expenses be borne by or charged to the Company.

12.	Attorneys’ Fees and Costs

In the event that a party commences a legal proceeding (including arbitration pursuant to Section 14.2 of this Agreement) to enforce its rights under this Agreement, the substantially prevailing party shall be entitled to recover its attorneys’ fees and costs from the non-prevailing party or parties, including those incurred in any arbitration, bankruptcy or appeal procedure.

13.	Survival and Indemnification

13.1	Survival

All representations and warranties of the Company and the Shareholders contained in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of twenty-four (24) months after the Closing Date, except that the representation and warranties in Section 5.1.1 and Section 5.3 shall survive forever and the representations and warranties in Section 5.9 and 5.11 shall survive until the applicable statute of limitation plus thirty (30) days, and such representations and warranties shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto. The covenants and agreements of the Company, the Shareholders and the Buyer contained in this Agreement or in the Transaction Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

13.2	In General

(a) The Shareholders shall indemnify, defend and hold harmless Buyer and the Company from and against all claims, damages, losses, liabilities, costs, expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions and any damages or additional tax costs attributable to any reductions in any tax attributes of the Company for taxable periods after the Closing Date) (“Damages”) incurred by the Company prior to the Closing Date or resulting from:

(i) any breach by the Company or the Shareholders of any representation or warranty in this Agreement or any Transaction Document;

(ii) any breach of any covenant, agreement or obligation of the Company or the Shareholders contained in this Agreement or any Transaction Document;

(iii) any misrepresentation contained in any statement, certificate or schedule furnished by or on behalf of the Company or the Shareholders pursuant to this Agreement, the Transaction Documents or in connection with the transactions contemplated thereby;

(iv) any state and local income, sales, business and occupation, franchise, or other activity-based tax liabilities incurred by the Company on or prior to the Closing Date, and any taxes arising out of or resulting from the payment of the Purchase Price; or

(v) any claims or legal proceedings against the Company arising prior to the Closing Date.

(b) The Buyer shall indemnify and hold the Shareholders harmless from any and all Damages resulting from (i) any breach of any representation or warranty made by the Buyer in this Agreement or in any Transaction Document and (ii) any breach by the Buyer of any covenant, agreement or obligation of the Buyer contained in this Agreement or any Transaction Document.

13.3	Claims for Indemnification

Whenever any claim shall arise for indemnification under Section 13 of this Agreement, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the existence of the claim and, when known, the facts constituting the basis for such claim. In the event any such claim for indemnification is made resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising from such claim. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not unreasonably be withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification as provided in Section 13.4 of this Agreement.

13.4	Defense by Indemnifying Party

In connection with any claim giving rise to indemnity resulting from or arising out of any claim or legal proceeding by a person or entity who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or resulting litigation within thirty (30) days after the date that notice of such claim is received from the Indemnified Party, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

13.5	Right of Setoff

Notwithstanding anything in this Agreement to the contrary, the Buyer may set off any amount to which it may be entitled under Section 13 of the Agreement against amounts otherwise payable under this Agreement. The exercise of such right of setoff by the Buyer, whether ultimately determined to be justified, will not constitute an event of default under the this Agreement and will not constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it in connection with this Agreement.

14.	Miscellaneous

14.1	Assignment

No party may assign any of its rights or obligations hereunder without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

14.2	Arbitration

Any claims or disputes arising out of this Agreement which cannot be resolved amicably between the parties shall be settled by submission to the American Arbitration Association (the “AAA”) for binding arbitration to be conducted in Seattle, Washington. The arbitration shall be conducted by one arbitrator mutually agreed upon by the parties, or, if the parties cannot agree, chosen in accordance with the AAA rules, and resolution of the dispute by such arbitrator shall be binding and conclusive upon the parties. On prior leave of the arbitrator, the parties may engage in limited discovery, including limited depositions. Any award made pursuant to this Section 14.2 may be entered in and enforced by any court having jurisdiction, and the parties consent and commit themselves to the jurisdiction of the courts of the State of Washington for the purpose of the enforcement of any such award. The arbitrator shall award attorneys’ fees and costs to the substantially prevailing party in accordance with Section 12 of this Agreement. The fees of the arbitrator shall be borne equally by the parties except that, in the discretion of the arbitrator, any award may include a party’s share of such fees.

14.3	Entire Agreement

This Agreement embodies and constitutes the entire understanding among the parties with respect to the transactions contemplated by this Agreement, and all prior or contemporaneous agreements, understandings, representations and statements between the parties, oral or written, are merged into and superseded by this Agreement.

14.4	Modification and Waiver

Neither this Agreement nor any of its provisions may be modified, amended, discharged or terminated except in writing signed by the party against which the enforcement of such modification, amendment, discharge or termination is sought, and then only to the extent set forth in such writing. No failure of a party to insist upon strict performance by the other party of any of the terms and conditions of this Agreement shall constitute or be deemed to be a waiver of any such term or condition, or constitute an amendment or waiver of any such term or provision by course of performance, and each party, notwithstanding any failure to insist upon strict performance, shall have the right thereafter to insist upon strict performance by the other party of any and all of the terms and conditions of this Agreement. Any party may, in its sole and absolute discretion, waive, only in writing, any condition set forth in this Agreement to such party’s obligations under this Agreement which is for the sole benefit of the waiving party, in which event the non-waiving party or parties shall be obligated to close the transaction upon all of the remaining terms and conditions of this Agreement.

14.5	Notices

Any notice required or permitted under this Agreement shall be in writing, and shall be delivered personally or sent by first class certified mail, or by air courier, postage or other charges prepaid, to the parties at the following addresses:

to the Company:	Soar Solutions, Inc. 1700 Park Street Naperville, Illinois 60563

to the Shareholders:	David and Suzanne Huey 125 Carol Gate Road Wheaton, Illinois 60187

to Buyer:	HouseValues, Inc. 15 Lake Bellevue Drive Bellevue, Washington 98005 Attention: Chief Executive Officer

or to such other address or addresses as the parties may from time to time specify in writing. Notice shall be provided by air courier and shall be deemed effective upon the earlier of actual delivery to the recipient or six days after the date on which such notice was delivered to the courier service. If notice is sent in any manner other than as provided by this Section 14.5, notice shall be deemed received when actually received by the party to whom the notice was delivered.

14.6	Governing Law; Severability

This Agreement shall be governed for all purposes by the laws of the State of Washington applicable to agreements executed and to be wholly performed in Washington. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision contained in this Agreement and any present or future statute or law, ordinance or regulation or judicial ruling or governmental decision with the force of law contrary to which the parties have no legal right to contract, the latter shall prevail, but the provision of the Agreement which is affected shall be limited only to the extent necessary to bring it within the requirements of such law, ruling or decision without invalidating or affecting the remaining provisions of the Agreement.

14.7	Counterparts

This Agreement may be executed in counterparts, each of which shall be an original, but such documents shall constitute one and the same document.

14.8	Contract Interpretation

The parties acknowledge that they have caused this Agreement to be reviewed and approved by legal counsel of their own choice. This Agreement has been specifically negotiated, and any presumption that an ambiguity contained in this Agreement shall be construed against the party that caused this Agreement to be drafted shall not apply to the interpretation of this Agreement.

14.9	Other Parties

Nothing contained in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any term or condition contained in this Agreement.

14.10	Incorporation by Reference

All attached exhibits and schedules are incorporated as terms of this Agreement by this reference.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

THE COMPANY:

SOAR SOLUTIONS, INC. an Illinois corporation

By:	/s/ David Huey
DAVID HUEY
Its Authorized Officer

THE SHAREHOLDERS:

DAVID HUEY

By:	/s/ David Huey
David Huey

SUZANNE HUEY

By:	/s/ Suzanne Huey
Suzanne Huey

BUYER:

HOUSEVALUES, INC. a Washington corporation

By:	/s/ Ian Morris
CEO
Its Authorized Officer